Exhibit 99.1

X-energy Reports Third Quarter 2026 Results

•
Revenues and grant income of $66.3 million, compared to revenues and grant income of $30.4 million in 3Q 2025
•
Dow and X-energy receive Construction Permit from Nuclear Regulatory Commission (“NRC”) ahead of schedule
•
Selects Fluor Corporation (“Fluor”) to advance nuclear engineering and design for second Xe-100 project
•
Announced first procurement order with Alleima and Doosan Enerbility for long-lead steam generator components
•
Announced Joint Development Agreement (“JDA”) with American Electric Power (“AEP”) to advance feasibility work for a proposed 960 MW Xe-100 small modular reactor (“SMR”) project in Indiana
•
Xe-100 SMR accepted into the United Kingdom’s Generic Design Assessment (“GDA”) process
•
Vertical construction of TX-1 fuel fabrication facility complete, project advances into the next phase which will include interior buildout, equipment installation and construction of supporting facilities
•
Strong balance sheet with $1.8 billion in total liquidity, consisting of $1.0 billion in cash and cash equivalents, $0.5 billion in short-term investments and $0.3 billion in long-term investments, and zero debt outstanding

ROCKVILLE, Md., November 12, 2026 – X-Energy, Inc. (Nasdaq: XE) (“X-energy” or the “Company”), a leading developer of advanced nuclear reactors and fuel technology, today announced third quarter 2026 financial results and operational highlights.

“Our third quarter results and recent project developments reflect meaningful progress in executing our strategy and advancing our technology toward commercial deployment. We are building momentum as we deepen relationships with leading energy and industrial companies and advance opportunities across our pipeline,” said J. Clay Sell, CEO of X-energy. “The NRC recently issued the construction permit for Dow’s Long Mott project in Texas and it was received over a month ahead of schedule. This marks the first construction permit issued by the NRC in the United States for an advanced nuclear project site designed to provide industrial process heat.”

“Furthermore, we are excited to collaborate with AEP, a major investor-owned utility with extensive experience and expertise developing and operating critical energy infrastructure. This project in Indiana represents our second announced commercial deployment opportunity supported by Amazon and gives us greater visibility into our path toward deployment. During the quarter, we also completed the vertical construction of our TX-1 fuel fabrication facility, and the next phase includes interior buildout and equipment installation. In addition, the acceptance of our Xe-100 reactor into the United Kingdom’s Generic Design Assessment process represents an important step toward advancing our opportunity in the U.K. with Centrica.”

“We are in a differentiated position of strength, supported by our strong balance sheet and significant funding. Our regulatory progress marks a major milestone for our technology, while our growing commercial momentum bolsters our pipeline of reactors and demand for TRISO-X fuel,” concluded Sell.

Operational Highlights

•
NRC Issues Construction Permit for Dow’s Long Mott Project: Dow and X-energy announced that the NRC has approved the Construction Permit Application (“CPA”) for the proposed Long Mott Generating Station in Seadrift, Texas ahead of schedule. The permit marks an important milestone in the regulatory review process for the proposed advanced nuclear project, which is being developed under the U.S. Department of Energy's Advanced Reactor Demonstration Program (“ARDP”). The project is intended to provide zero-carbon emissions electricity and high-temperature steam to Dow's Seadrift Operations site, replacing existing energy and steam assets near their end-of-life. The NRC's approval follows a comprehensive review of the proposed facility, site characteristics, construction plans, environmental considerations and safety-related information submitted as part of the CPA process. Issuance marks the first NRC CPA approval of a high-temperature gas-cooled reactor (“HTGR”) in nearly 60 years, the first-ever pebble-bed HTGR approval and the first-ever for an advanced nuclear industrial deployment.
•
Selects Fluor for Design and Engineering Services: For Energy Northwest’s Cascade Advanced Energy Facility near Richland, Washington, Fluor will provide engineering, design development, supply chain, estimating and project controls services for the areas of the plant containing the Xe-100 reactors and the systems that support them (the "nuclear island"). The agreement between X-energy and Fluor represents their second commercial contract for nuclear island engineering and design, building on Fluor's ongoing work for the Company’s first proposed Xe-100 project in Texas under the ARDP. This enables X-energy and Fluor to incorporate learnings from one project into the next, with the aim of targeting long-term cost and schedule reductions through standardization and highly repeatable project execution.
•
Executes First Order for Steam Generator Components: Announced the first procurement order of steam generator tubing from Alleima and Doosan Enerbility for the Company’s Xe-100 advanced SMR. This follows the signing of a strategic framework by the three companies earlier this year as the Company scales its supply chain to meet its growing commercial pipeline. Execution advances a safety-significant, long-lead component for the first deployment of the Xe-100. Alleima will leverage its expertise in high-temperature alloys to manufacture specialized steel tubing, which Doosan will bend into helical coils using its proprietary fabrication processes. These coils are a central component of the Xe-100 steam generator, safely removing heat to produce high-temperature steam at up to 565°C, and allowing a single Xe-100 to deliver both electricity and high-temperature process heat for industrial applications.
•
Partners with AEP and Amazon: Announced a JDA with AEP to advance feasibility work for a proposed 960 MW Xe-100 SMR project in Indiana. Amazon will provide certain project development funding for the effort, marking the second commercial deployment opportunity under X-energy and Amazon’s collaboration aimed to bring more than 5 GW of new nuclear capacity to the U.S. grid by 2039. X-energy and AEP will evaluate the development of a 12-unit Xe-100 plant in Sullivan County, Indiana. The proposed project would redevelop the AEP-owned brownfield site for advanced nuclear power, adding clean baseload capacity to help meet growing demand for safe, reliable energy.
•
U.K. Regulators Begin Design Review for Xe-100: The U.K. Government has directed regulators to accept the Xe-100 reactor for design review and advance X-energy’s and Centrica’s efforts to deploy up to 6 GW of new nuclear in the U.K. GDA acceptance formally triggers the process of assessing the design's acceptability for deployment and operation ahead of the technical and environmental evaluations required for site-specific licensing and permitting. The assessment is expected to take approximately three years and will be administered by the U.K. Office for Nuclear Regulation, the Environment Agency, and Natural Resources Wales. The submission builds on the Xe-100's U.S. licensing progress and is expected to benefit from expanded collaboration between the U.K. regulators and the U.S. NRC, enabling transfer of NRC-reviewed design documentation and safety analyses into U.K. design reviews.
•
TX-1 Vertical Construction Complete, Advances to Next Phase: Vertical construction for the shell of the Company's TX-1 fuel facility in Oak Ridge, Tennessee was completed on schedule in the third quarter. The project has advanced into its next phase of construction, which will include interior buildout, installation of fuel fabrication equipment and continued construction of supporting facilities. Once operational, TX-1 is expected to produce approximately 700,000 TRISO-X fuel pebbles annually, equivalent to 5 metric tons of uranium (“MTU”), with capacity to provide fuel for up to 11 Xe-100 reactors. The U.S. NRC granted TRISO-X a 40-year Special Nuclear Material License covering the facility earlier this year, the first-ever NRC Category 2 fuel fabrication license issued for the processing of high-assay low-enriched uranium. TX-1 is expected to be the first new commercial-scale advanced U.S. nuclear fuel fabrication facility built in more than 50 years.

Financial Results

	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions)	2026	2025	% Change	2026	2025	% Change
Total revenues and grant income	$66.3	$30.4	118%	$164.4	$72.7	126%
Total operating expenses	169.9	71.1	139%	444.1	182.5	143%
Net cash used in operating activities	(51.2)	(30.8)	66%	(215.8)	(92.7)	133%
Net cash used in investing activities	(49.9)	(23.1)	116%	(289.5)	(41.8)	593%
Net cash provided by (used in) financing activities	(0.1)	(0.2)	(45)%	1,091.1	50.2	2,072%

Total revenues and grant income in the three months ended September 30, 2026 were $66.3 million, including $51.5 million of services revenue and $14.8 million of grant income. Total revenues and grant income in the nine months ended September 30, 2026 were $164.4 million, including $141.6 million of services revenue and $22.8 million of grant income. Total revenues and grant income increased 118% and 126% for the three and nine months ended September 30, 2026, respectively, compared to the comparable prior-year period. This was primarily due to increases of $29.3 million and $85.0 million in revenue and grant income from the ARDP Agreement with the DOE for the three and nine months ended September 30, 2026, respectively. This was driven by an increase in project execution activities under the ARDP Agreement as the Company continued to advance the development and finalization of the Xe-100 reactor design. The increase reflected higher spending on materials, subcontractor services, and compensation costs to support the expanded scope of work.

Total operating expenses in the three months ended September 30, 2026 were $169.9 million, including $93.6 million of Direct costs. Total operating expenses in the nine months ended September 30, 2026 were $444.1 million, including $245.6 million of Direct costs. Total operating expenses increased 139% and 143% for the three and nine months ended September 30, 2026, respectively, compared to the comparable prior-year periods. This was primarily due to increases of $54.7 million and $141.9 million in Direct costs and increases of $43.9 million and $120.4 million in Selling, general, and administrative expenses for the three and nine months ended September 30, 2026, respectively, compared to the comparable prior-year periods.

The increase in Direct costs was primarily driven by expanded activity under the ARDP Agreement. Subcontracting costs increased by $23.5 million and $52.8 million for the three and nine months ended September 30, 2026, respectively. Direct materials costs increased $15.6 million and $33.3 million for the three and nine months ended September 30, 2026, respectively. Additionally, compensation costs increased by $15.3 million and $53.0 million for the three and nine months ended September 30, 2026, respectively, including $10.9 million and $42.0 million from higher employee headcount to support the expanded activity under the ARDP Agreement, and $4.4 million and $11.0 million from increased non-cash equity-based and unit-based compensation expense for the three and nine months ended September 30, 2026 due to equity grants to certain former holders of Profits Interest Units (“PIUs”) in connection with the Company’s IPO in April.

The increase in Selling, general, and administrative expenses was driven by an increase in non-cash equity-based and unit-based compensation expense of $18.4 million and $49.2 million for the three and nine months ended September 30, 2026, respectively, due to the equity grant to certain PIU holders discussed above. Compensation costs increased a further $9.0 million and $29.4 million for the three and nine months ended September 30, 2026, respectively, primarily due to higher employee headcount. Additionally, infrastructure and professional service costs increased by $8.0 million and $23.8 million for the three and nine months ended September 30, 2026, respectively. Selling, general and administrative expenses increased a further $8.5 million and $12.0 million for the three and nine months ended September 30, 2026, respectively, from contractor costs related to corporate projects, including design costs for TX-2.

Net cash used in operating activities in the nine months ended September 30, 2026 was $215.8 million of net cash compared to $92.7 million for the nine months ended September 30, 2025. The increase in cash used in operating activities is primarily driven by increases in activity on the ARDP Agreement, deposits to vendors for long-lead materials, and corporate headcount and corporate contractors during the nine months ended September 30, 2026 compared to the nine months ended September 30, 2025.

Net cash used in investing activities in the nine months ended September 30, 2026 was $289.5 million of net cash compared to $41.8 million for the nine months ended September 30, 2025. The increase in net cash used in investing activities was attributable to investments in held-to-maturity securities and capital expenditures. During the nine months ended September 30, 2026, we purchased investments of $425.3 million, which were offset by proceeds from investment maturities of $233.9 million. There was no investment activity during the nine months ended September 30, 2025. During the nine months ended September 30, 2026, compared to the corresponding prior year period, we had a $98.8 million increase in capital expenditures related to the construction of facilities, which was offset by a $42.5 million increase in reimbursements received for the capital expenditures qualifying under government grant programs.

Net cash provided by financing activities in the nine months ended September 30, 2026 was $1.1 billion of net cash compared to $50.2 million for the nine months ended September 30, 2025. The net cash provided by financing activities during the nine months ended September 30, 2026 was primarily due to $1.1 billion of net proceeds from X-energy’s initial public offering. The net cash provided by financing activities during the nine months ended September 30, 2025 was primarily due to the January 2025 issuance of Series C-1 preferred units of $53.4 million, offset by $2.5 million of cash paid for associated issuance costs.

Liquidity

(Dollars in millions)	September 30, 2026	December 31, 2025	% Change
Cash and cash equivalents	$1,044.1	$458.9	127%
Short-term investments	514.3	304.9	69%
Long-term investments	247.1	261.5	(5)%
Total liquidity	$1,805.5	$1,025.3	76%

Cash and cash equivalents totaled $1.0 billion as of September 30, 2026. Short-term investments totaled $514.3 million and Long-term investments totaled $247.1 million, for total liquidity of $1,805.5 million as of September 30, 2026. The Company had no debt outstanding as of September 30, 2026 and December 31, 2025.

Project Pipeline

The Company’s expected project pipeline consists of 144 reactors with three announced commercial Xe-100 projects in the U.S. and the fourth announced in the U.K. for approximately 11.5 gigawatts electric, assuming each customer exercises its contingent rights in full. X-energy has high-quality customers and partners across its four existing projects with Dow, Amazon/Energy Northwest, Centrica and Amazon/American Electric Power, who are expected to underpin the deployment of the initial fleet of Xe-100 reactors.

Participation in Upcoming Investor Conferences

X-energy is scheduled to participate in the following upcoming events:

•
UBS Global Technology and AI Conference, November 30, 2026, Scottsdale, AZ
•
Truist Virtual Nuclear Summit, December 10, 2026 (virtual)
•
Stifel Frontier Tech 2.0 Energy Summit, December 10, 2026, New York, NY
•
Jefferies Power, Energy, Utilities, Clean & Pipes Conference, March 2, 2027, New York, NY

Conference Call

X-energy will host a conference call today at 8:00 a.m. ET to discuss these results. A live audio webcast of the conference call can be accessed on the “Events & Presentations” section of the Investor Relations page of the Company's website by visiting https://investors.x-energy.com, along with the Company's presentation materials. A replay of the webcast will be available on the website for at least one year following the event.

About X-energy

X-energy is a leading designer of advanced small modular nuclear reactors (“SMR”) and fuel technology developed to establish a new standard in clean, safe, reliable energy. X-energy's intrinsically safer Xe-100 high-temperature gas-cooled reactor and TRISO-X particle fuel expand applications for nuclear technology, with commercial projects across grid, industrial, and AI. Together, X-energy's technology drives enhanced safety, lower cost, faster construction timelines, and scalable deployment when compared with other SMRs and conventional nuclear. For more information, visit X-energy.com or connect with us on X or LinkedIn.

Contacts

Investor Relations

Patricia Gil

+1 301.558.3040

investors@x-energy.com

Media

Robert McEntyre

+1 240.673.6565

media@x-energy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. X-energy intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements can be identified by the fact they do not relate strictly to historical or current facts. Words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “designed to,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “would,” “seek,” “should,” “foreseeable,” the negative version of these words, or similar terms and phrases may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements relating to the Company’s strategic and operational plans, including plans and expected timing, completion, capacity and benefits with respect to its fuel fabrication campus; expectations with respect to changes in ARDP; the Company’s ability to receive regulatory approvals and on accelerated timeframes; expected project deployment sizes, siting, timelines, benefits and related funding; the Company’s expected project pipeline and exercise by customers of their contingent rights; the Company’s funding, liquidity and capital resources in relation to its future plans; the Company’s ability to build momentum; the expected duration and outcome of the U.K. Generic Design Assessment and expected benefits from collaboration with the NRC; the Company’s ability to continue to execute its business plan and achieve Nth-of-a-kind deployment efficiencies; its ability to continue to reduce the risk of X-energy’s supply chain; expectations regarding future supply of key nuclear supplies (including graphite, tubing and HALEU) from its suppliers; the success of the Company’s supply chain partnerships, future growth, and business outlook.

These forward-looking statements are neither promises nor guarantees and are subject to a number of risks, uncertainties, and assumptions. Actual results may differ materially as a result of a number of factors, including, without limitation, the Company’s ability to achieve final investment decisions from its customers; ability to realize its plans to deliver a commercial Xe-100; the Company’s projects may be subject to delays or setbacks, increasing costs or termination; the risk that customers do not exercise their contingent rights in full; its liquidity and ability to raise capital; changes or delays in support from the U.S. government, including ARDP and expected modification; changes, delays, or an inability to receive licenses or other governmental approvals necessary for X-energy’s reactors and fuel facilities; uncertainty and changes in expected costs, schedules and unit economics due to inflation; supply chain constraints (including access to HALEU, tubing, graphite and certain other materials), including suppliers inability to fulfill their contractual obligations; the Company’s minimum purchase and prepayment commitments; reliance on a limited number of specialized suppliers and exposure to supply disruptions, quality issues, and trade policy changes; labor availability, site-specific factors and first-of-a-kind risks; X-energy’s limited operating experience at intended scale and the possibility that latent design or operational issues may emerge; safety, security, and cybersecurity incidents; the nascent and uncertain market adoption of SMRs and the possibility that demand may grow more slowly than expected or customers may defer or cancel projects; competition from competitors with potentially greater resources or lower costs; reliance on key partners and customers, including Amazon’s support on multiple projects, and the risk that changes in partner or customer priorities or timelines could materially affect commercialization; customer contractual terms that may constrain capacity allocation and compress margins; licensing and scaling X-energy’s fuel fabrication campus and delays in licensing or facility construction; general economic conditions; changes in laws, regulations, incentives, energy market rules, export controls, or government policies; shifts in public perception and political support for nuclear energy or Company customers; dependence on key personnel and ability to hire and retain talent; and ability to obtain, maintain, or enforce IP rights. The foregoing list of factors is not exhaustive. Additional information concerning these and other factors can be found in the section entitled “Risk Factors” in X-energy’s most recent Form 10-Q filed with Securities and Exchange Commission (“SEC”), and in subsequent filings made with the SEC.

Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, X-energy’s results may differ materially from its expectations and projections. Any forward-looking statements made herein speak only as of the date of this press release, and you should not rely on forward-looking statements as predictions of future events. Although X-energy believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, performance or achievements reflected in the forward-looking statements will be achieved or will occur. Except as required by law, X-energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

This press release presents information about certain non-GAAP financial measures. The non-GAAP financial measures are supplemental measures, are not defined by or presented in accordance with GAAP, have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of X-energy’s financial results as reported under GAAP. A potential limitation of these non-GAAP financial measures is that other companies may report similar non-GAAP metrics, but calculate them differently, which reduces the usefulness of these non-GAAP metrics as a comparative measure. Because of this and other limitations, you should not consider the non-GAAP financial measures as a substitute for GAAP-based financial performance measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are provided herein.

X-ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit and share data)

(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,044,054	$458,932
Short-term investments	514,348	304,908
Accounts receivable	51,407	32,940
Unbilled receivables and contract assets	86,138	41,529
Prepaid and other current assets	23,722	11,491
Due from related parties	22,607	4,580
Total current assets	1,742,276	854,380
Long-term investments	247,113	261,458
Restricted cash	4,403	3,698
Property and equipment, net	148,719	50,105
Operating lease right-of-use assets	21,308	22,696
Other long-term assets	55,696	18,934
Total assets	$2,219,515	$1,211,271
LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$1,703	$3,363
Accrued liabilities	123,382	51,217
Due to related parties	6,139	4,225
Total current liabilities	131,224	58,805
Long-term deferred revenue	12,800	12,800
Long-term deferred revenue with related parties	13,333	2,353
Long-term operating lease liabilities	24,255	20,887
Warrant liabilities	—	274,166
Total liabilities	181,612	369,011
Mezzanine equity
Class A and B common units(1)	—	95,153
Series A, A-1, B, C, C-1, and D redeemable convertible preferred units(1)	—	1,971,402
Total mezzanine equity	—	2,066,555
Preferred stock: $0.0001 par value per share; 10.0 million shares authorized, no shares issued and outstanding as of September 30, 2026; no shares authorized, issued, and outstanding as of December 31, 2025	—	—
Class A common stock: $0.0001 par value per share; 1,868.0 million shares authorized, 297.5 million shares issued and outstanding as of September 30, 2026; no shares authorized, issued and outstanding as of December 31, 2025	30	—
Class B common stock: $0.0001 par value per share; 132.0 million shares authorized, 108.7 million shares issued and outstanding as of September 30, 2026; no shares authorized, issued and outstanding as of December 31, 2025	11	—
Accumulated deficit	(118,534)	(1,236,345)
Accumulated other comprehensive income (loss)	278	(117)
Additional paid-in capital	1,603,559	12,167
Total equity (deficit) attributable to X-Energy, Inc.	1,485,344	(1,224,295)
Non-controlling interests	552,559	—
Total stockholders’ equity and members’ deficit	2,037,903	(1,224,295)
Total liabilities, mezzanine equity, and stockholders’ equity and members’ deficit	$2,219,515	$1,211,271

__________

(1)
See Note 10 — Stockholders’ Equity and Mezzanine Equity to the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2026 filed with the U.S. Securities and Exchange Commission for detail of mezzanine equity units.

X-ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Services revenue(1)	$51,565	$26,401	$141,590	$60,411
Grant income	14,775	4,026	22,774	12,324
Total revenues and grant income	66,340	30,427	164,364	72,735
Operating expenses
Direct costs	93,553	38,826	245,570	103,679
Selling, general and administrative	76,032	32,124	197,882	77,451
Research and development	355	166	654	1,376
Total operating expenses	169,940	71,116	444,106	182,506
Operating loss	(103,600)	(40,689)	(279,742)	(109,771)
Other income (expense)
Interest expense	—	8	—	(476)
Interest income	19,727	4,367	39,669	14,824
Other income (expense), net	193	(182,704)	(115,157)	(222,655)
Total other income (expense), net	19,920	(178,329)	(75,488)	(208,307)
Net loss	(83,680)	(219,018)	(355,230)	(318,078)
Less: Net loss attributable to non-controlling interests	(24,236)	(219,018)	(236,696)	(318,078)
Net loss attributable to X-Energy, Inc.	$(59,444)	$—	$(118,534)	$—

Net loss attributable to Class A common stock per share, basic and diluted(2)	$(0.21)	N/A	$(0.42)	N/A
Weighted-average shares of Class A common stock outstanding, basic and diluted(2)	283,534,719	N/A	282,095,711	N/A

Other comprehensive income (loss)
Foreign currency translation adjustment	(39)	381	514	(595)
Changes in fair value of liabilities under fair value option attributable to changes in instrument-specific credit risk	—	321	—	765
Other comprehensive income (loss)	(39)	702	514	170
Comprehensive loss	(83,719)	(218,316)	(354,716)	(317,908)
Less: Comprehensive loss attributable to non-controlling interests	(24,247)	(218,316)	(236,500)	(317,908)
Comprehensive loss attributable to X-Energy, Inc.	$(59,472)	$—	$(118,216)	$—

__________

(1)
Includes related party revenue of $6.3 million and $1.3 million for the three months ended September 30, 2026 and 2025, respectively, and $10.6 million and $6.3 million for the nine months ended September 30, 2026 and 2025, respectively.
(2)
Basic and diluted net loss per Class A common stock is presented only for the period after the Company’s reorganization transactions. See Note 1 — Organization and Nature of Business and Note 12 — Net Loss per Share to the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2026 for a description of the reorganization transactions and the calculation of net loss per share, respectively.

X-ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(355,230)	$(318,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,897	926
Equity-based and unit-based compensation	70,806	10,593
Loss on conversion of C-2 Notes	—	4,023
Mark-to-market loss on warrant liabilities	114,473	205,986
Mark-to-market loss on C-2 Notes	—	12,694
Reclassifications of OCI for conversion of C-2 Notes	—	321
Accretion and amortization on investments, net	(3,405)	—
Amortization of deferred financing costs, debt discount, and other	—	489
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivables	(38,575)	(12,524)
Prepaid and other current assets	(16,266)	(4,404)
Due from related parties	(18,027)	11,155
Operating lease right-of use assets	5,286	382
Accounts payable and accrued liabilities	48,428	1,761
Long-term deferred revenue	10,980	—
Accrued interest receivable	(257)	—
Other long-term assets	(36,672)	(377)
Due to related parties	1,913	(3,555)
Operating lease liabilities	(1,129)	(2,070)
Net cash used in operating activities	$(215,778)	$(92,678)
Cash flows from investing activities:
Capital expenditures	(178,112)	(79,319)
Reimbursement of capital expenditures under government grant	80,037	37,553
Purchase of investments	(425,317)	—
Proceeds from maturities on investments	233,884	—
Net cash used in investing activities	$(289,508)	$(41,766)
Cash flows from financing activities:
Payments of mezzanine equity issuance costs	—	(2,697)
Payment of debt issuance costs	—	(497)
Payment of transaction costs	(12,499)	—
Proceeds from issuance of Preferred Units	500	53,424
Proceeds from initial public offering, net of underwriting costs	1,103,235	—
Other	(95)	—
Net cash provided by financing activities	$1,091,141	$50,230
Net effect of exchange rate	(28)	116
Net increase (decrease) in cash, cash equivalents, and restricted cash	585,827	(84,098)
Cash, cash equivalents, and restricted cash at beginning of period	462,630	514,600
Cash, cash equivalents, and restricted cash at end of period	$1,048,457	$430,502

X-ENERGY, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except share and per share data)

Fully Diluted Share Count, Adjusted Net Loss, and Adjusted Net Loss per Share, Diluted

Non-GAAP fully diluted share count is defined as the weighted average of Class A common stock outstanding for the period reported if (i) all of the holders of X-Energy Reactor Company, LLC (“XERC”) Common Units redeemed their XERC Common Units for shares of X-energy’s Class A common stock on a 1:1 basis (and effected the cancellation of their Class B common stock of which they hold an equal number to the number of XERC Common Units they hold), (ii) all of X-energy’s outstanding options (whether or not vested and whether or not in-the-money) that remain outstanding were exercised for shares of Class A common stock and (iii) all of X-energy’s outstanding restricted stock awards and restricted stock units had vested. Adjusted net loss represents Net Loss attributable to X-Energy, Inc. under GAAP adjusted by (i) including net loss attributable to XERC prior to the IPO, (ii) including net loss attributable to non-controlling interests subsequent to the IPO, (iii) excluding equity-based and unit-based compensation, (iv) excluding mark-to-market losses on C-2 Notes, (v) excluding loss on conversion of C-2 Notes and the related reclassification of OCI, and (vi) excluding mark-to-market loss on warrant liabilities. Adjusted Net Loss per Share, diluted is calculated by dividing Adjusted Net Loss by the fully diluted share count.

Management uses these non-GAAP financial measures to, among other things, facilitate period-over-period comparability. Management believes they provide investors with useful supplemental information. Non-GAAP fully diluted share count helps investors assess the potential impact on the Company's capital structure of outstanding XERC Common Units redeemable for Class A common stock (with an equal number of Class B common stock cancelled) and equity awards, while Adjusted net loss and Adjusted net loss per share, diluted facilitate period-to-period comparisons by excluding the effects of certain non-cash items that may obscure underlying operating trends. Including net loss attributable to non-controlling interests enables investors to evaluate the operating results of the Company’s consolidated business without regard to its ownership structure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Numerator
Net loss attributable to X-Energy, Inc.	$(59,444)	$—	$(118,534)	$—
Net loss attributable to XERC prior to the IPO	—	(219,018)	(187,376)	(318,078)
Net loss attributable to non-controlling interests subsequent to the IPO	(24,236)	—	(49,320)	—
Net loss	$(83,680)	$(219,018)	$(355,230)	$(318,078)

Adjustments:
Equity-based and unit-based compensation	26,880	4,169	70,806	10,593
Mark-to-market loss on C-2 Notes	—	11,331	—	12,694
Loss on conversion of C-2 Notes and the related reclassification of OCI	—	4,344	—	4,344
Mark-to-market loss on warrant liabilities	—	166,446	114,473	205,986

Adjusted net loss	$(56,800)	$(32,728)	$(169,951)	$(84,461)

Denominator:
Weighted average shares of Class A common stock outstanding, basic and diluted	283,534,719	N/A	282,095,711	N/A

Adjustments:
Shares of Class B common stock outstanding(1)	108,710,892	N/A	108,710,892	N/A
Vested and unvested stock options outstanding	7,501,354	N/A	7,501,354	N/A
Unvested Restricted Stock Awards and Restricted Stock Units	7,411,036	N/A	7,411,036	N/A

Fully diluted share count(2)	407,158,001	N/A	405,718,993	N/A

Net loss per share, diluted(3)	$(0.21)	N/A	$(0.42)	N/A
Adjusted net loss per share, diluted(4)	$(0.14)	N/A	$(0.42)	N/A

__________

(1)
Holders of shares of Class B common stock hold an equal number of XERC Common Units (as defined in the condensed consolidated financial statements in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2026). XERC Common Units can be redeemed for shares of Class A common stock or, at the Company's election in certain circumstances, cash. At the time of redemption of XERC Common Units for shares of Class A common stock, an equivalent number of shares of Class B common stock are cancelled.
(2)
The Company currently has a warrant outstanding that is exercisable for 14.1 million shares contingent upon future events or performance conditions. This warrant is not currently included in the fully diluted share count as it was not deemed probable of vesting as of September 30,

2026.
(3)
Net loss per share, diluted is calculated by dividing the Net loss attributable to X-Energy, Inc. by the Weighted average shares of Class A common stock outstanding, basic and diluted.
(4)
Adjusted net loss per share, diluted is calculated by dividing Adjusted net loss by the fully diluted share count.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) adjusts Net loss attributable to X-Energy, Inc. by (i) including net loss attributable to XERC prior to the IPO, (ii) including net loss attributable to non-controlling interests subsequent to the IPO, and then adjusting, when applicable, for (iii) interest expense, (iv) interest income, and (v) depreciation and amortization. EBITDA is used by management to understand underlying operating performance and assist in period over period comparability by excluding the effects of financing decisions, income taxes, and non-cash depreciation and amortization, which can vary significantly between companies due to differences in capital structure, tax positions and asset bases. We believe EBITDA allows investors insight into the Company’s core operating performance and facilitates comparisons across reporting periods.

Adjusted EBITDA is EBITDA excluding (i) equity-based and unit-based compensation, (ii) mark-to-market loss on C-2 Notes, (iii) loss on conversion of C-2 Notes and the related reclassification of OCI, and (iv) mark-to-market loss on warrant liabilities. Adjusted EBITDA is used by management to understand underlying operating performance and assist in period over period comparability. Management believes these adjustments exclude variables unrelated to the Company’s core operations and allow for meaningful comparisons between the Company’s operating results from period to period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to X-Energy, Inc.	$(59,444)	$—	$(118,534)	$—
Net loss attributable to XERC prior to the IPO	—	(219,018)	(187,376)	(318,078)
Net loss attributable to non-controlling interests subsequent to the IPO	(24,236)	—	(49,320)	—
Net loss	(83,680)	(219,018)	(355,230)	(318,078)

Adjustments:
Interest expense	—	(8)	—	476
Interest income	(19,727)	(4,367)	(39,669)	(14,824)
Depreciation and amortization	807	376	1,897	926

EBITDA	$(102,600)	$(223,017)	$(393,002)	$(331,500)

Adjustments:
Equity-based and unit-based compensation	26,880	4,169	70,806	10,593
Mark-to-market loss on C-2 Notes	—	11,331	—	12,694
Loss on conversion of C-2 Notes and the related reclassification of OCI	—	4,344	—	4,344
Mark-to-market loss on warrant liabilities	—	166,446	114,473	205,986

Adjusted EBITDA	$(75,720)	$(36,727)	$(207,723)	$(97,883)